Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 22, 2019
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – January 22, 2019 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the year ended December 31, 2018.  Sierra Bancorp reported consolidated net income of $7.904 million for the fourth quarter of 2018, for an increase of $3.860 million, or 95%, relative to the fourth quarter of 2017.  The variance in net income was impacted by the following:  a reduced income tax rate in 2018, as well as a charge in the fourth quarter of 2017 to write down the Company’s deferred tax asset; a reduction in noninterest expense, resulting in large part from nonrecurring acquisition costs recorded in the fourth quarter of 2017 and gains on OREO sales realized in the fourth quarter of 2018; and, improvement in net interest income resulting from growth in earning assets.  Favorable variances were partially offset by a $1.400 million loan loss provision in the fourth quarter of 2018, relative to a provision reversal of $1.440 million in the fourth quarter of 2017.  The Company’s return on average assets was 1.26% in the fourth quarter of 2018, return on average equity was 11.78%, and diluted earnings per share were $0.51.

For the year in 2018 Sierra Bancorp recognized net income of $29.677 million, which is the Company’s highest reported annual income ever and represents an increase of 52% relative to 2017.  The Company’s financial performance metrics for 2018 include an annualized return on average equity of 11.37%, a return on average assets of 1.23%, and diluted earnings per share of $1.92.

Assets totaled $2.523 billion at December 31, 2018, representing an increase of $182 million, or 8%, for the year.  The increase in assets resulted primarily from organic growth in real estate loans, partially offset by a drop in balances outstanding on mortgage warehouse lines.  Gross loans grew to $1.732 billion at December 31, 2018, representing increases of $37 million, or 2%, for the fourth quarter and $174 million, or 11%, for the year.  Total nonperforming assets dropped by over $3 million, or 34%, during 2018 due to a reduction of $4 million in foreclosed assets, partially offset by an increase of $1 million in nonperforming loans.  The previously-reported $10 million purchased loan participation which was placed on non-accrual status in the third quarter was transferred to foreclosed assets and sold during the fourth quarter.  Deposits totaled $2.116 billion at December 31, 2018, representing a year-to-date increase of $128 million, or 6%, including deposits from our Lompoc branch purchase which totaled $34 million on the reporting date and $50 million in wholesale brokered deposits added in the second half of the year.

Sierra Bancorp Financial Results

January 22, 2019

“Grit is more about stamina than intensity.”

– Angela Duckworth

“We are proud of the efforts put forth by our entire banking team this past year – the Bank’s success is largely the result of their passion, energy and grit!” exclaimed Kevin McPhaill, President and CEO.  “We are pleased with our financial results for 2018:  organic loan growth was robust, core deposits remain a key strength, and net income was the highest in our Bank’s history,” he continued.  “Our bankers remain engaged, and continue their drive to achieve even greater success in 2019 and beyond,” concluded McPhaill.

Financial Highlights

As noted above, net income increased by $3.860 million, or 95%, for the fourth quarter of 2018 relative to the fourth quarter of 2017, and by $10.138 million, or 52%, for the year in 2018 as compared to 2017.  Significant variances in the components of pre-tax income and in our provision for income taxes, including some items of a nonrecurring nature, are noted below.

Net interest income increased by $1.516 million, or 7%, for the fourth quarter, and $16.693 million, or 22%, for the year due in part to growth in average interest-earning assets totaling $131 million, or 6%, for the fourth quarter of 2018 over the fourth quarter of 2017, and growth of $277 million, or 14%, for the year in 2018 over 2017.  In addition to organic growth, the comparative results for the year were materially affected by our acquisition of Ojai Community Bank in the fourth quarter of 2017.  The favorable impact of higher interest-earning assets was enhanced by an increase in our net interest margin totaling 20 basis points for the comparative annual periods, although there was a slight net interest margin drop for the quarterly comparison due to a strong level of net interest recoveries in the fourth quarter of 2017.  Our net interest margin improvement for the year resulted from the Company’s asset-sensitive interest rate risk position in a rising rate environment, as well as strong growth in loans relative to lower-yielding investment balances.  The comparative results were also impacted by nonrecurring interest items, which typically include interest income recovered upon the resolution of nonperforming loans, the reversal of interest income when a loan is placed on non-accrual status, and accelerated fees or prepayment penalties recognized for early payoffs.  Nonrecurring items added only $17,000 to interest income in the fourth quarter of 2018, but contributed $572,000 in the fourth quarter of 2017.  For the year, nonrecurring items supplemented interest income by $277,000 in 2018 and $736,000 in 2017.  Moreover, discount accretion on loans from whole-bank acquisitions enhanced our net interest margin by approximately four basis points in the fourth quarter of 2018 as compared to seven basis points in the fourth quarter 2017, and seven basis points for the year in 2018 relative to five basis points in 2017.

The Company recorded a loan loss provision of $1.400 million in the fourth quarter of 2018 relative to a negative provision of $1.440 million in the fourth quarter of 2017, bringing our annual loan loss provision to $4.350 million in 2018 and negative $1.140 million for 2017.  The 2018 provision was deemed necessary subsequent to our determination of the appropriate level for our allowance for loan and lease losses, taking into consideration overall credit quality, growth in outstanding loan balances, and reserves required for specifically identified impaired loan balances (including the loan participation that was placed on non-accrual status in the third quarter).

Total noninterest income reflects declines of $92,000, or 2%, for the quarterly comparison and $215,000, or 1%, for the comparative annual results. Service charges on deposits were up 10% for the fourth quarter of 2018 and 11% for the year in 2018 relative to 2017, due largely to fees earned on deposit accounts added over the past year and fee increases for certain higher-risk commercial accounts.  The year-to-date variance was also enhanced by about $200,000 from the reclassification of certain income from other non-interest income to service charges.  There were minimal investment

Sierra Bancorp Financial Results

January 22, 2019

gains in 2018, relative to a loss of $484,000 on the sale of investments in the fourth quarter of 2017 and a net gain of $500,000 on the sale of investments for the year in 2017.  Bank-owned life insurance (BOLI) income was down by $928,000 for the fourth quarter comparison and declined by $1.049 million for the year in 2018 relative to 2017, due to fluctuations in income on BOLI associated with deferred compensation plans.  Other non-interest income was slightly higher for both the quarter and annual comparisons, but includes significant variances in the following areas:  debit card interchange income was substantially higher for both the quarter and annual periods, as card activity continues to increase; pass-through expenses associated with low-income housing tax credit funds and other limited partnerships, which are netted out of revenue, increased by $1.195 million for the fourth quarter and $1.600 million for the year, although $915,000 of the increase represents an expense amortization adjustment in the fourth quarter of 2018; and, pursuant to FASB ASU 2016-01, we wrote up our investment in Pacific Coast Bankers Bank by $1.183 million, pursuant to our evaluation of an appraisal of the shares we acquired in the fourth quarter of 2018.  The annual comparison was also negatively impacted by the income reclassification noted above.

Total noninterest expense dropped by $2.166 million, or 11%, for the fourth quarter of 2018 relative to the fourth quarter of 2017, but increased by $4.583 million, or 7%, for the comparative annual periods, with the fluctuations due in part to nonrecurring items such as acquisition costs and OREO costs.  The largest component of noninterest expenses, salaries and benefits, increased by $250,000, or 3%, for the fourth quarter and $4.627 million, or 15%, for the year.  The quarterly increase resulted primarily from annual adjustments in the normal course of business, while the annual increase includes the impact of the Ojai acquisition and a sizeable increase in group health insurance costs.

Total occupancy expense increased by $144,000, or 5%, for the fourth quarter and $705,000, or 7%, for the year, due to ongoing occupancy costs associated with a higher number of branches and a certain level of nonrecurring costs incurred to outfit de novo branches.  Other noninterest expense was down by $2.560 million, or 33%, for the fourth quarter and $749,000, or 3%, for the year.  This line item includes nonrecurring acquisition costs and OREO expenses. There were no acquisition costs included in non-interest expense in the fourth quarter of 2018, relative to $1.641 million in the fourth quarter of 2017, and acquisition costs totaled $449,000 for the year in 2018 as compared to $2.225 million for 2017.  There were reductions in net OREO expense totaling $400,000 for the fourth quarter and $730,000 for the year.  Of note, net gains on OREO sales, which are included in the OREO expense category, totaled $690,000 in the fourth quarter and $1.423 million for the year in 2018.  Other factors impacting the variances in other noninterest expense include higher operating costs stemming from more branches, an increase in amortization expense on core deposit intangibles created pursuant to our acquisitions, higher debit card processing costs, and other increases in the normal course of business.

The Company’s provision for income taxes was 27.5% of pre-tax income in the fourth quarter of 2018 relative to 60% in the fourth quarter of 2017, and 25.0% for the year in 2018 as compared to 41.1% for 2017.  The lower rate in 2018 is primarily the result of the aforementioned $2.710 million deferred tax asset revaluation charge in the fourth quarter of 2017, and the reduction in our Federal income tax rate starting in 2018.  The tax accrual rate is higher in the fourth quarter of 2018 than it might otherwise have been due to a large net loss on BOLI, since BOLI income is not taxable.

Balance sheet changes during 2018 include an increase in total assets of $182 million, or 8%, due primarily to strong organic growth in real estate loans that was partially offset by a drop in balances outstanding on mortgage warehouse lines.  Gross loans increased by $174 million, or 11%, including the first quarter bulk purchase of single-family mortgage loans, which had a balance of $11 million at the time of purchase.  Non-agricultural real estate loans increased by $216 million, or 20%, due to strong growth in commercial construction and commercial real estate loans, while loans secured by

Sierra Bancorp Financial Results

January 22, 2019

farmland increased by $11 million, or 8%, and agricultural production loans were up by $2 million, or 5%.  We experienced a drop in mortgage warehouse loans of $46 million, or 33%, primarily because the utilization rate on mortgage warehouse lines dropped to 23% at December 31, 2018 from 34% at December 31, 2017.  Commercial loans were also down by over $7 million, or 5%, and consumer loans declined by close to $2 million, or 17%.  While we have experienced a relatively high level of real-estate secured lending activity in recent periods, no assurance can be provided with regard to future loan growth as payoffs remain at high levels, mortgage warehouse loan volumes are difficult to predict, and the volume of top-quality lending opportunities appears to be slowing.

Total nonperforming assets, comprised of non-accrual loans and foreclosed assets, fell by $3 million, or 34%, during 2018 due to a net reduction of over $4 million in OREO that was partially offset by the net addition of $1 million to nonperforming loans balances.  As noted above, during the third quarter of 2018 a $10 million loan participation was placed on nonaccrual status, net of a $2 million charge off.  The loan was transferred to OREO in the fourth quarter and was sold soon thereafter, resulting in an additional $400,000 charge against our allowance for loan and lease losses.  The Company’s ratio of nonperforming assets to loans plus foreclosed assets dropped to 0.36% at December 31, 2018 from 0.60% at December 31, 2017.  All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs.

The Company’s allowance for loan and lease losses was $9.750 million at December 31, 2018, as compared to a balance of $9.043 million at December 31, 2017.  The increase came from the addition of a $4.350 million loan loss provision, less net loan losses of $3.643 million charged off against the allowance.  Because of growth in our loan portfolio, the allowance fell to 0.56% of total loans at December 31, 2018 from 0.58% at December 31, 2017.  It should be noted that our need for reserves has been favorably impacted by acquired loans, which were booked at their fair values on the acquisition dates and thus did not initially require a loan loss allowance.  Furthermore, loss reserves allocated to mortgage warehouse loans are relatively low because we have not experienced any losses in that portfolio segment.  Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of December 31, 2018, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposit balances reflect growth of $128 million, or 6%, during 2018, inclusive of deposits in our acquired Lompoc branch totaling about $34 million at the reporting date, and the addition of $50 million in wholesale brokered deposits.  Core non-maturity deposits fell by close to $8 million during 2018, as a time deposit promotion in the fourth quarter resulted in some cannibalization of money market deposits in particular, which were down by $48 million, or 28%.  Customer time deposits increased by $86 million, or 23%, during 2018, due in large part to the promotion.  While this resulted in a higher overall cost of deposits, it is our expectation that some of those deposits would have left the Bank without the promotion, which would have had the same impact on funding costs.  Junior subordinated debentures increased slightly from accretion of the discount on trust-preferred securities, and other non-deposit borrowings were increased by $42 million, or 141%, during 2018 to support loan growth.

Total capital of $273 million at December 31, 2018 reflects an increase of $17 million, or 7%, relative to year-end 2017 due to capital from stock options exercised and the addition of net income, net of dividends paid and a $4.3 million increase in our accumulated other comprehensive loss.  There were no share repurchases executed by the Company during 2018.

Sierra Bancorp Financial Results

January 22, 2019

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 42nd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a full range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo and Santa Barbara. The Bank also maintains an online branch, and provides specialized lending services through an agricultural credit center and an SBA center. In 2018, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial and a Sm-All Star award from Sandler O’Neill.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward looking statements.  Actual results may differ from those projected.  These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

January 22, 2019

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:		4Q18 vs	Qtr Ended:	4Q18 vs	Year Ended:		YTD18 vs
	12/31/2018	9/30/2018	3Q18	12/31/2017	4Q17	12/31/2018	12/31/2017	YTD17
Interest Income	$27,042	$26,236	+3%	$24,134	+12%	$101,638	$80,924	+26%
Interest Expense	2,984	2,460	+21%	1,592	+87%	9,244	5,223	+77%
Net Interest Income	24,058	23,776	+1%	22,542	+7%	92,394	75,701	+22%

Provision for Loan & Lease Losses	1,400	2,450	-43%	(1,440)	NM	4,350	(1,140)	NM
Net Int after Provision	22,658	21,326	+6%	23,982	-6%	88,044	76,841	+15%

Service Charges	3,258	3,208	+2%	2,967	+10%	12,439	11,230	+11%
BOLI Income	(475)	440	NM	453	NM	591	1,640	-64%
Gain (Loss) on Investments	-	1	-100%	(484)	-100%	2	500	-100%
Other Non-Interest Income	2,496	2,074	+20%	2,435	+3%	8,532	8,409	+1%
Total Non-Interest Income	5,279	5,723	-8%	5,371	-2%	21,564	21,779	-1%

Salaries & Benefits	9,139	8,814	+4%	8,889	+3%	36,133	31,506	+15%
Occupancy Expense	2,811	2,685	+5%	2,667	+5%	10,295	9,590	+7%
Other Non-Interest Expenses	5,087	6,308	-19%	7,647	-33%	23,596	24,345	-3%
Total Non-Interest Expense	17,037	17,807	-4%	19,203	-11%	70,024	65,441	+7%

Income Before Taxes	10,900	9,242	+18%	10,150	+7%	39,584	33,179	+19%
Provision for Income Taxes	2,996	2,171	+38%	6,106	-51%	9,907	13,640	-27%
Net Income	$7,904	$7,071	+12%	$4,044	+95%	$29,677	$19,539	+52%

TAX DATA
Tax-Exempt Muni Income	$1,019	$1,006	+1%	$1,008	+1%	$4,060	$3,747	+8%
Interest Income - Fully Tax Equivalent	$27,313	$26,503	+3%	$24,677	+11%	$102,717	$82,942	+24%

NET CHARGE-OFFS / (RECOVERIES)	$1,113	$2,123	-48%	$(1,699)	NM	$3,643	$(482)	NM

Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results

January 22, 2019

PER SHARE DATA
(unaudited)	Qtr Ended:		4Q18 vs	Qtr Ended:	4Q18 vs	Year Ended:		YTD18 vs
	12/31/2018	9/30/2018	3Q18	12/31/2017	4Q17	12/31/2018	12/31/2017	YTD17
Basic Earnings per Share	$0.52	$0.46	+13%	$0.27	+93%	$1.94	$1.38	+41%
Diluted Earnings per Share	$0.51	$0.46	+11%	$0.26	+96%	$1.92	$1.36	+41%
Common Dividends	$0.16	$0.16	0%	$0.14	+14%	$0.64	$0.56	+14%

Wtd. Avg. Shares Outstanding	15,290,740	15,267,587	0%	15,204,905	+1%	15,261,794	14,172,196	+8%
Wtd. Avg. Diluted Shares	15,441,145	15,444,406	0%	15,387,218	0%	15,432,120	14,357,782	+7%

Book Value per Basic Share (EOP)	$17.84	$17.23	+4%	$16.81	+6%	$17.84	$16.81	+6%
Tangible Book Value per Share (EOP)	$15.63	$15.00	+4%	$14.61	+7%	$15.63	$14.61	+7%

Common Shares Outstanding (EOP)	15,300,460	15,277,710	0%	15,223,360	+1%	15,300,460	15,223,360	+1%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:			Qtr Ended:		Year Ended:
	12/31/2018	9/30/2018		12/31/2017		12/31/2018	12/31/2017
Return on Average Equity	11.78%	10.66%		6.53%		11.37%	8.82%
Return on Average Assets	1.26%	1.15%		0.68%		1.23%	0.93%
Net Interest Margin (Tax-Equiv.)	4.27%	4.27%		4.30%		4.24%	4.04%
Efficiency Ratio (Tax-Equiv.)	57.79%	59.59%		65.80%		60.79%	65.52%
Net C/O's to Avg Loans (not annualized)	0.07%	0.13%		-0.11%		0.22%	-0.04%

Sierra Bancorp Financial Results

January 22, 2019

STATEMENT OF CONDITION
(balances in $000's, unaudited)
			Dec '18 vs		Dec '18 vs
ASSETS	12/31/2018	9/30/2018	Sep '18	12/31/2017	Dec '17
Cash and Due from Banks	$74,132	$65,039	+14%	$70,137	+6%
Investment Securities	560,479	548,815	+2%	558,329	0%

Real Estate Loans (non-Agricultural)	1,302,389	1,258,191	+4%	1,086,200	+20%
Agricultural Real Estate Loans	151,541	146,485	+3%	140,516	+8%
Agricultural Production Loans	49,103	52,265	-6%	46,796	+5%
Comm'l & Industrial Loans & Leases	128,220	134,171	-4%	135,662	-5%
Mortgage Warehouse Lines	91,813	94,348	-3%	138,020	-33%
Consumer Loans	8,862	9,049	-2%	10,626	-17%
Gross Loans & Leases	1,731,928	1,694,509	+2%	1,557,820	+11%
Deferred Loan & Lease Fees	2,602	2,603	0%	2,774	-6%
Loans & Leases Net of Deferred Fees	1,734,530	1,697,112	+2%	1,560,594	+11%
Allowance for Loan & Lease Losses	(9,750)	(9,463)	+3%	(9,043)	+8%
Net Loans & Leases	1,724,780	1,687,649	+2%	1,551,551	+11%

Bank Premises & Equipment	29,500	29,998	-2%	29,388	0%
Other Assets	133,611	131,539	+2%	130,893	+2%
Total Assets	$2,522,502	$2,463,040	+2%	$2,340,298	+8%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$662,527	$685,941	-3%	$635,434	+4%
Int-Bearing Transaction Accounts	535,726	545,442	-2%	523,590	+2%
Savings Deposits	283,953	299,650	-5%	283,126	0%
Money Market Deposits	123,807	137,649	-10%	171,611	-28%
Customer Time Deposits	460,327	397,371	+16%	374,625	+23%
Wholesale Brokered Deposits	50,000	40,000	+25%	-	NM
Total Deposits	2,116,340	2,106,053	0%	1,988,386	+6%

Junior Subordinated Debentures	34,767	34,722	0%	34,588	+1%
Other Interest-Bearing Liabilities	72,459	32,622	+122%	30,050	+141%
Total Deposits & Int.-Bearing Liab.	2,223,566	2,173,397	+2%	2,053,024	+8%

Other Liabilities	25,912	26,435	-2%	31,332	-17%
Total Capital	273,024	263,208	+4%	255,942	+7%
Total Liabilities & Capital	$2,522,502	$2,463,040	+2%	$2,340,298	+8%

Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results

January 22, 2019

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)			Dec '18 vs		Dec '18 vs
	12/31/2018	9/30/2018	Sep '18	12/31/2017	Dec '17
Goodwill	$27,357	$27,357	0%	$27,357	0%
Core Deposit Intangible	6,455	6,724	-4%	6,234	+4%
Total Intangible Assets	$33,812	$34,081	-1%	$33,591	+1%

CREDIT QUALITY
(balances in $000's, unaudited)			Dec '18 vs		Dec '18 vs
	12/31/2018	9/30/2018	Sep '18	12/31/2017	Dec '17
Non-Accruing Loans	$5,156	$10,960	-53%	$3,963	+30%
Foreclosed Assets	1,082	2,212	-51%	5,481	-80%
Total Nonperforming Assets	$6,238	$13,172	-53%	$9,444	-34%

Performing TDR's (not incl. in NPA's)	$11,005	$11,290	-3%	$12,413	-11%

Non-Perf Loans to Gross Loans	0.30%	0.65%		0.25%
NPA's to Loans plus Foreclosed Assets	0.36%	0.78%		0.60%
Allowance for Ln Losses to Loans	0.56%	0.56%		0.58%

SELECT PERIOD-END STATISTICS
(unaudited)
	12/31/2018	9/30/2018		12/31/2017
Shareholders Equity / Total Assets	10.8%	10.7%		10.9%
Gross Loans / Deposits	81.8%	80.5%		78.3%
Non-Int. Bearing Dep. / Total Dep.	31.3%	32.6%		32.0%

AVERAGE BALANCE SHEET, INTEREST INCOME/EXPENSE, & YIELD/RATE
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/due from time	$5,757	$34	2.31%	$4,009	$24	2.34%	$10,646	$39	1.43%
Taxable	420,207	2,529	2.36%	421,715	2,382	2.21%	442,798	2,210	1.95%
Non-taxable	138,134	1,019	3.65%	140,315	1,006	3.55%	143,066	1,008	4.24%
Total investments	564,098	3,582	2.67%	566,039	3,412	2.54%	596,510	3,257	2.49%

Loans and Leases:
Real estate	1,432,447	19,658	5.44%	1,387,049	18,904	5.41%	1,216,894	16,742	5.46%
Agricultural Production	51,344	787	6.08%	52,761	782	5.88%	47,802	622	5.16%
Commercial	124,181	1,556	4.97%	123,467	1,544	4.96%	131,227	1,693	5.12%
Consumer	9,206	334	14.39%	9,576	327	13.55%	11,180	347	12.31%
Mortgage warehouse lines	77,749	1,084	5.53%	93,372	1,227	5.21%	124,220	1,437	4.59%
Other	2,583	41	6.30%	2,635	40	6.02%	3,196	36	4.47%
Total loans and leases	1,697,510	23,460	5.48%	1,668,860	22,824	5.43%	1,534,519	20,877	5.40%
Total interest earning assets	2,261,608	$27,042	4.79%	2,234,899	$26,236	4.70%	2,131,029	$24,134	4.59%
Other earning assets	10,920			10,496			10,121
Non-earning assets	207,838			202,532			205,010
Total assets	$2,480,366			$2,447,927			$2,346,160

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$98,973	$73	0.29%	$122,543	$94	0.30%	$114,564	$89	0.31%
NOW	437,982	124	0.11%	432,197	120	0.11%	403,192	115	0.11%
Savings accounts	293,314	78	0.11%	303,468	81	0.11%	277,271	72	0.10%
Money market	133,541	38	0.11%	144,975	30	0.08%	188,470	88	0.19%
Time Deposits	423,886	1,906	1.78%	390,396	1,499	1.52%	368,759	810	0.87%
Wholesale Brokered Deposits	46,522	206	1.76%	20,217	99	1.94%	0	0	0.00%
Total interest bearing deposits	1,434,218	2,425	0.67%	1,413,796	1,923	0.54%	1,352,256	1,174	0.34%
Borrowed funds:
Junior Subordinated Debentures	34,739	458	5.23%	34,696	451	5.16%	34,562	359	4.12%
Other Interest-Bearing Liabilities	29,222	101	1.37%	29,314	86	1.16%	32,924	59	0.71%
Total borrowed funds	63,961	559	3.47%	64,010	537	3.33%	67,486	418	2.46%
Total interest bearing liabilities	1,498,179	$2,984	0.79%	1,477,806	$2,460	0.66%	1,419,742	$1,592	0.44%
Demand deposits - non-interest bearing	685,011			678,154			639,850
Other liabilities	30,983			28,853			40,851
Shareholders' equity	266,193			263,114			245,717
Total liabilities and shareholders' equity	$2,480,366			$2,447,927			$2,346,160

Interest income/interest earning assets			4.79%			4.70%			4.59%
Interest expense/interest earning assets			0.52%			0.43%			0.29%
Net interest income and margin		$24,058	4.27%		$23,776	4.27%		$22,542	4.30%

NOTE:  Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 21% tax rate for periods ending after December 31, 2017, and a 35% tax rate for periods ending on or before December 31, 2017

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